Exhibit 99.1

Contacts
DASAN Zhone Investor Relations:	DASAN Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 760.814.8194
Fax: +1 510.777.7001	E: carla.vallone@portavocepr.com
E: investor-relations@dasanzhone.com

Nasdaq Hearings Panel Grants DASAN Zhone Request to Remain Listed on The Nasdaq Stock Market,
Subject To Certain Conditions

Oakland, Calif., June 8, 2017 – DASAN Zhone Solutions, Inc. (formerly known as Zhone Technologies, Inc.) (NASDAQ: DZSI), a global leader in fiber access transformation for enterprise and service provider networks, today announced that on June 7, 2017, the company received a letter from The NASDAQ Stock Market LLC (“Nasdaq”) stating that the Nasdaq Hearings Panel (the “Panel”) has granted the company’s request for continued listing on The Nasdaq Capital Market provided that, on or before September 27, 2017, the company shall have filed with the Securities and Exchange Commission (the “SEC”) its Annual Report on Form 10-K for the year ended December 31, 2016 (the “Form 10-K”) and Quarterly Report on Form 10-Q for the period ended March 31, 2017 (the “Form 10-Q”). In addition, the Panel decision requires that the company be able to demonstrate compliance with all requirements for continued listing on Nasdaq and that the company provide prompt notification of any significant events that occur during the extension period (including any event that may call into question the company’s historical financial information or that may impact the company’s ability to maintain compliance with any Nasdaq listing requirement or deadline for the filing of the Form 10-K and Form 10-Q).
Previously, on April 6, 2017 and May 17, 2017, the Listing Qualifications Staff of Nasdaq notified the company that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) due to its failure to timely file the Form 10-K and the Form 10-Q, respectively, and that the late filing of such reports served as an immediate basis for delisting unless the company timely requested a hearing before the Panel. The company timely requested a hearing and, on April 20, 2017, the company received a letter from Nasdaq indicating that the Panel had granted the company’s request to extend the stay of the suspension of trading in the company’s common stock pending the company’s scheduled hearing before the Panel on May 25, 2017 and a final determination regarding the company’s listing status.
The Panel reserved the right to reconsider the terms of its decision based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the company’s securities on Nasdaq inadvisable or unwarranted. In addition, any compliance document will be subject to review by the Panel, which may, in its discretion, request additional information before determining that the company has complied with the terms of the exception. In addition, the Nasdaq Listing and Hearing Review Council may review the Panel decision, in which event it may affirm, modify, reverse or remand the decision to the Panel.
In the event the company is unable to fully comply with the terms of the Panel decision, the company’s common stock may be delisted from The Nasdaq Capital Market. The delisting of the company’s common stock from The Nasdaq Capital Market could have a material adverse effect on the company's business and on the trading of its common stock.
About DASAN Zhone
DASAN Zhone Solutions, Inc. is a global leader in broad-based network access solutions. The company provides solutions in five major product areas including broadband access, Ethernet switching, mobile backhaul, passive optical LAN (POL) and software defined networks (SDN). More than 750 of the world’s most innovative network operators, service providers and enterprises turn to DASAN Zhone Solutions for fiber access transformation. DASAN Zhone Solutions is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. DASAN Zhone Solutions is headquartered in Oakland, California.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the continued stay of the suspension of the company’s common stock, the company regaining compliance with the periodic filing requirements set forth in Rule 5250(c)(1) of the Nasdaq Listing Rules, the completion of the audit of the company's financial statements for the year ended December 31, 2016, the timing of filings with the SEC, any reconsideration by the Panel or review by the Nasdaq Listing and Hearing Review Council of the Panel decision and the consequences of delisting the company's common stock from the Nasdaq Capital Market. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict, including those identified in the company's filings with the SEC. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information about the factors that could cause such differences, please refer to the company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this press release speak only as of the date of this release and the company assumes no obligation to update any forward-looking statements for any reason.

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